[LETTERHEAD-eLEC COMMUNICATIONS]


FOR IMMEDIATE RELEASE             Contact:  Paul H. Riss, CEO
                                            phriss@elec-corp.com
                                            914-633-6500


eLEC Announces Reelection of Board and Adjournment of Shareholder Meeting


NEW ROCHELLE, NY...November 26, 2002--- eLEC Communications Corp. (OTCBB:ELEC) announced today that each nominee, Joel Dupre, Eric M. Hellige and Paul H. Riss, was elected to serve another term on the Board of Directors.

No action was taken with regard to the proposal to sell substantially all of the assets of Essex Communications, Inc. ("Essex"), a wholly-owned subsidiary of the corporation, pursuant to the Asset Purchase Agreement ("Agreement") dated as of September 3, 2002, by and among eLEC, Essex and Essex Acquisition Corp., a wholly-owned subsidiary of BiznessOnline.com, Inc. It was determined at the shareholder meeting that it would be in the best interest of shareholders to adjourn the meeting until December 12, 2002. As a result of the adjournment, shareholders who have not voted on the asset sale are encouraged to continue submitting their proxies. eLEC has also begun discussions with Essex Acquisition Corp. to amend certain provisions of the Agreement. Among other items, the parties to the Agreement are in discussions for an amendment to delete Essex Acquisition Corp.'s requirement that eLEC obtain shareholder approval.

eLEC is a competitive local exchange carrier that is taking advantage of the convergence of the current and future competitive technological and regulatory developments in the telecommunications industry. eLEC offers small businesses and residential customers an integrated set of telecommunications products and services, including local exchange, local access, domestic and international long distance telephone, and a full suite of features including items such as three-way calling, call waiting and voice mail.

                                    *********

Please Note: Certain of the statements contained herein may be considered forward-looking statements. For further discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in eLEC's
Annual Report on Form 10-K for the year-ended November 30, 2001 and its Quarterly Reports on Form 10-QSB for the quarters ended February 28, 2002, May 31, 2002 and August 31, 2002 and any other SEC filings.